Contact:
John Vuko
Chief Financial Officer
Genitope Corporation
650-482-2000
ir@genitope.com

Genitope Corporation Announces Financial Results for First Quarter Ended March 31, 2005

REDWOOD CITY, Calif., May 5, 2005 – Genitope Corporation (Nasdaq: GTOP) today reported financial results for the first quarter ended March 31, 2005.

Financial Results

For the first quarter of 2005, Genitope Corporation reported total operating expenses of $7.6 million and a net loss of $7.0 million, or $0.25 per share. This compares to total operating expenses of $6.7 million and a net loss of $6.7 million, or $0.40 per share, for the first quarter of 2004. Higher operating expenses due to increased staffing levels, additional corporate infrastructure and other operating costs required to support the Company’s growth were partially offset by higher interest income in the first quarter of 2005 compared to the same period in 2004.

As of March 31, 2005, Genitope Corporation had cash, cash equivalents and marketable securities of $109.4 million. Total cash consumed in the first quarter of 2005 was $7.1 million.

Recent Corporate Progress and Outlook

“Our pivotal Phase 3 clinical trial to evaluate the safety and efficacy of our lead product candidate, MyVax® Personalized Immunotherapy, in patients with previously untreated follicular non-Hodgkin’s lymphoma is progressing on schedule,” commented Dan W. Denney Jr., Ph.D., Genitope Corporation’s chairman and chief executive officer. “We are anticipating the initiation of the first interim analysis of the data in this trial late in the second quarter of 2005 and announcing the outcome of that analysis several weeks later. We also continue to work on transitioning the company from a late stage drug development company into a true commercial enterprise.”

John Vuko, Genitope Corporation’s chief financial officer provided the following comments: “Total cash consumption of $7.1 million and operating expenses of $7.6 million for the first quarter of 2005 were well within our range of expectations. As we continue with our plans to increase our development and commercialization capabilities, lease and begin the build-out of our commercial manufacturing and corporate headquarter facility and initiate additional clinical trials, we anticipate that cash consumption will increase as we move forward in 2005.”

About Genitope Corporation

Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal phase 3 clinical trial using MyVax® Personalized Immunotherapy in previously untreated follicular non-Hodgkin’s lymphoma patients. Genitope Corporation is based in Redwood City, California.

Forward Looking Statements

This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements about the timing of the initiation and outcome of the first interim analysis of data in Genitope Corporation’s Phase 3 clinical trial, the planned growth of its development and commercialization capabilities, the planned initiation of additional clinical trials and the leasing and build-out of its commercial manufacturing facility and the anticipated increase of cash consumption in 2005. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, difficulties or delays in obtaining regulatory approval, competition from other pharmaceutical or biotechnology companies, the risks of growth and dependence on key personnel, risks relating to the manufacturing of MyVax, intellectual property matters, and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Financial statements to follow

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended March 31,
	2005	2004
Operating expenses:
Research and development	$5,883	$5,618
Sales and marketing	475	514
General and administrative	1,274	582

Total operating expenses	7,632	6,714

Loss from operations	(7,632)	(6,714)
Interest expense	(1)	(1)
Interest and other income, net	637	61

Net loss attributable to common stockholders	(6,996)	(6,654)

Basic and diluted net loss per common share attributable
to common stockholders	$(0.25)	$(0.40)

Shares used in computing basic and diluted net loss
per share attributable to common stockholders	28,176	16,762

GENITOPE CORPORATION
(A DEVELOPMENT STAGE ENTERPRISE)
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$109,400	$116,509
Prepaid expenses and other current assets	1,159	1,101

Total current assets	110,559	117,610
Property and equipment, net	2,357	2,196
Other assets	111	59

Total assets	$113,027	$119,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,394	$2,073
Accrued and other current liabilities	2,284	1,548

Total current liabilities	3,678	3,621
Other long-term liabilities	42	48

Total liabilities	3,720	3,669
Total stockholders’ equity	109,307	116,196

Total liabilities and stockholders’ equity	$113,027	$119,865